UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

FULTON FINANCIAL CORPORATION

(Name of Registrant as specified in its Charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)

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Two weeks ago, Fulton Financial Corporation mailed proxy materials and an annual report to each of our shareholders. You should be receiving this packet in the mail very soon if it has not already arrived.

We want to remind you that it is essential that you vote your shares. While it is important for your voice to be heard every year, it is even more vital this year.

In Proposal Number 2 on the proxy card, your directors and management recommend approval to amend the Articles of Incorporation to increase the number of authorized shares of common stock from 400 million to 600 million shares. To be approved, this proposal requires that 2/3 of our outstanding shares be voted FOR the proposal. Quite a few of our employee shareholders are under the impression that by not voting they are casting an automatic vote “in favor”. That is not the case. Therefore, we need your vote to be counted.

You may vote by: 1) logging onto www.proxyvote.com and vote online; 2) calling 1-800-690-6903 to vote by phone, or 3) returning the proxy card in the postage-paid envelope included in your packet.

Thank you for your investment in Fulton Financial Corporation!

FFC Senior Management asks that you please read the following and take the action requested:

Two weeks ago, we mailed 2004 annual reports and proxy materials. To our knowledge, most, if not all, have been delivered.

We want to remind everyone that it is essential to vote your shares as soon as possible! Proposal # 2 on the proxy card asks shareholder approval to increase the number of authorized shares from 400 million to 600 million. For this proposal to pass, we must have 66 2/3% of our outstanding shares vote “for” the proposal.

Why is this proposal so critical? “The Board of Directors believes that it is desirable to have additional authorized shares of common stock available for issuance for the purpose of raising additional capital and for use in connection with stock dividends, stock splits, acquisitions, issuance pursuant to the Dividend Reinvestment and Stock Purchase Plan and employee benefit plans and other general corporate purposes. Having additional authorized shares of common stock available for issuance in the future would provide FFC with greater flexibility in pursuing such corporate purposes and would allow additional shares to be issued without the expense and delay of further amendments to the Articles of Incorporation, which would require shareholder approval at an annual or special shareholders meeting. Having this flexibility has supported FFC’s history of declaring stock splits or dividends and has been a key element of the corporation’s successful acquisition strategy that has resulted in 23 acquisitions since 1982. These acquistions have been a significant contributing factor to the corporation’s growth and earnings over the years. (See pp. 14-15 of the Proxy Statement enclosed with your 2004 Annual Report)

Action Requested in the next 24-48 hours:

1. Please vote your own shares if you have not done so.

2. If you have not already done so, please contact each of your directors and ask them to support the corporation by voting “FOR” management’s recommendations.

3. Encourage all of your staff members to vote their shares “FOR” management’s recommendations through some type of email communication from you. ( Key word here is to urge or encourage, not require. Any shareholder has the right to vote against the proposal)

4. Please make sure that your directors and employees understand that a non-vote is NOT a vote “FOR”. In fact, a non-vote is a vote “against”. Votes must be cast “FOR” the proposal to count in the required 66 2/3% majority.

A shareholder may vote three ways: 1)by logging onto www.proxyvote.com and vote online (the easiest and fastest way) or 2) by calling the toll-free number listed on their proxy card to vote by phone, or 3) by returning the proxy card in the postage-paid envelope included in the annual report packet.

Senior Management appreciates the support of you, your directors and staff in this proposal!